Exhibit 99.1

The St. Joe Company Adopts New Real Estate Investment Strategy

Expects to Recognize Impairment Charges in Range of $325 Million to $375 Million

WaterSound, Florida - (January 27, 2012) - The St. Joe Company (NYSE: JOE) (the “Company”) today announced that the Company’s Board of Directors has adopted a new real estate investment strategy, which is focused on reducing future capital outlays and employing new risk-adjusted investment return criteria for evaluating the Company’s properties and future investments in such properties. Pursuant to this new strategy, the Company intends to significantly reduce planned future capital expenditures for infrastructure, amenities and master planned community development and reposition certain assets to encourage increased absorption of such properties in their respective markets. As part of this repositioning, the Company expects properties may be sold in bulk, in undeveloped parcels, or at lower price points. The Company anticipates that the amount of future capital expenditures associated with existing projects will be reduced by approximately $190 million, the majority of which was expected to be spent in the next 10 years. The Company believes that this new investment strategy continues to build upon the successful cost reduction initiatives previously implemented by the Company and positions the Company to (i) increase its short and medium-term cash flow, (ii) reduce its long-term risk and (iii) maintain the strong cash position necessary to weather a tepid and uncertain real estate environment and to best exploit the Company’s substantial land resources.

As the Company stated in its November 3, 2011 press release, the new management team, led by Park Brady, who assumed the role of Chief Executive Officer on October 12, 2011 and Patrick Bienvenue, who joined the Company as its Executive Vice President in September 2011, commenced a review of all of the Company’s assets and projects and the development of a new strategic plan to maximize the risk-adjusted return on the Company’s real estate portfolio. The new strategy adopted by the Board of Directors is a product of that review. As a result, the Company has decided to modify the development plans for certain of its projects to bring them in line with the Company’s new investment return criteria.

“In 2011, the new Board directed management to reduce expenses. We have met that goal and, as a result, we currently expect to have positive operating cash flow in 2012, excluding discretionary capital expenditures. The next request of our Board was the evaluation of our assets and development of a strategy to reduce future capital outlays and enhance the risk-adjusted return on investment while continuing to minimize potential risk to the Company in light of uncertain economic conditions. We believe that this new strategy will fulfill that request” said Park Brady.

The Company has made considerable progress in assessing the recoverability of specific properties under the new strategy, but has not yet completed the analysis. Based on the work performed to date, the Company currently anticipates it will record an aggregate non-cash charge for impairment associated with these projects that may range from $325 million to $375 million in the fourth quarter of its year ended December 31, 2011. The Company expects to finalize its estimates by the end of February.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s aggregate non-cash charge for impairment associated with these projects in the fourth quarter of 2011; (ii) the Company’s intent to reduce future capital expenditures and reposition certain assets; (iii) the reduced amount of future capital expenditures that will be required to complete certain projects; (iv) the effect of the Company’s new investment strategy; and (v) the Company’s 2012 operating cash flow, excluding discretionary capital expenditures. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 3, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to its expectations regarding the impact of its new real estate investment strategy, including the amount of reduction in capital expenditures and the timing and manners in which properties may be disposed, and its expectations regarding its 2012 operating cash flow, excluding discretionary capital expenditures, such risk factors include (1) increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; (2) the Company’s ability to manage its cost structure; (3) the Company’s ability to successfully dispose of its repositioned assets and other properties at expected prices and within anticipated time frames; (4) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (5) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities; (6) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, and (7) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy. With respect to the Company’s expectations regarding the amount of the total impairment charge, such risk factors include the accuracy of the assumptions and other factors involved in determining the fair market value of the Company’s affected properties.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

St. Joe Contact

Lori Elliott, Director Marketing

850.402.5138

lori.elliott@joe.com